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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


   Date of Report (date of earliest event reported):        February 28, 2001
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                        WEBB INTERACTIVE SERVICES, INC.
                        -------------------------------
             (Exact name of registrant as specified in its charter)


                                       Colorado
                                       --------
                 (State or other jurisdiction of incorporation)



     0-28462                                             84-1293864
     -------                                             ----------
(Commission File Number)                       (IRS Employer Identification No.)



  1899 Wynkoop, Suite 600, Denver, CO                      80202
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(Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code:    (303) 296-9200
                                                       --------------



                                          N/A
                                          ---
         (Former name or former address, if changed since last report)
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Item 5.  OTHER EVENTS.

     On February 28, 2001, Webb Interactive Services, Inc. ("Webb") and Castle Creek Technology Partners LLC ("Castle Creek"), a technology focused investment firm, entered into an agreement providing for the private placement of $5.0 million of 0%, Convertible Preferred Stock and warrants. At the initial closing, Webb will sell to Castle Creek 2,500 shares of Series C-1 Convertible Preferred Stock at a price of $1,000 per share, for a total of $2.5 million. The stock will be convertible into a total of 1,000,000 shares of Webb's common stock. In addition to the preferred stock, Castle Creek will be issued a warrant to purchase an additional 500,000 shares of common stock at $3.75 per share. Webb has the right to accelerate the expiration of the warrant on thirty (30) trading days' notice in the event following 180 days after issuance of the warrant, the closing bid price of Webb's common stock is equal to or in excess of $7.50 for ten consecutive trading days.

     The agreement calls for the issuance of an additional $2.5 million of Series C-2, 0% Convertible Preferred Stock subject to the satisfaction of certain conditions including effectiveness of a registration statement covering resale of shares of common stock issuable upon conversion of the Series C-1 shares and the Series C-2 shares and exercise of warrant to be issued at the first closing and warrants to be issued at the second closing. The Series C-2 shares will be convertible into common stock at a price equal to the least of
(i) 80% of the average market price for Webb's common stock for the three trading days immediately preceding the issuance of the stock; (ii) 80% of the closing bid price for the common stock on the day immediately preceding the issuance of the preferred stock; and (iii) $7.50. Castle Creek is not required to purchase and Webb is not required to sell the Series C-2 Convertible Preferred Stock and related warrant if the market capitalization of Webb at the scheduled date for the second closing is less than $32,300,000 (proportionately adjusted to the extent of any increase or decrease in the number of shares of common stock outstanding). A warrant to purchase additional shares of common stock will be issued at a ratio of one share for each five (1:5) shares of common stock into which the Series C-2 shares are convertible at an exercise price of 150% of the conversion price.

     In addition to the $5 million expected to be raised pursuant to this financing, Webb is in active discussions with stragetic and institutional investors for an additional $10 million of financing which Webb believes would be sufficient to fund its operations through at least the first quarter of 2002. Since these financings are not expected to be completed, if at all, prior to the filing of Webb's Form 10-KSB for the fiscal year ended December 31, 2000, Webb expects that its auditor's report for the year will contain a modification expressing substantial doubt regarding Webb's ability to continue as a going concern.

     The preferred stock and warrants to be issued pursuant to the February 28 agreement will be issued without registration pursuant to the Securities Act of 1933 in reliance upon the exemption provided in Regulation D of such Act.. In connection with this transaction, we expect to incur non-cash charges of approximately $2.3 million in connection with the issuance of the Series C-1 Preferred Stock, including charges relating to the effect of the anti-dilution provisions contained in certain of Webb's outstanding securities. The common stock issuable upon exercise of the warrants and the conversion of the preferred stock is subject to registration rights. The foregoing is a summary only and is not intended to be a complete description of the transaction, and it is qualified in its entirety by Exhibit 10.1 filed herewith.

Item 7.    FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Financial Statements.

          None

     (c)  Exhibits:

          10.1 Securities Purchase Agreement dated February 28, 2001, between Webb and Castle Creek. Included as exhibits to the Securities Purchase Agreement are the form of the Series C-1 and C-2

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                Warrants, Articles of Amendment setting forth the terms of the
                Series C-1 and C-2 Convertible Preferred Stock and the Registration Rights Agreement.*

          10.2  Press Release dated March 1, 2001 announcing the financing.*
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*    filed herewith



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  March 1, 2001  WEBB INTERACTIVE SERVICES, INC.



                            By  /s/ Lindley S. Branson
                                --------------------------
                                    Lindley S. Branson

                                Its:   Vice-President/General Counsel

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